SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                              under
                   THE SECURITIES ACT OF 1933

                     Waste Technology Corp.
     (Exact name of registrant as specified in its charter)
Delaware                                               13-2842053
(State or other jurisdiction        (I.R.S. Employer I.D. Number)
of incorporation or organization)

5400 Rio Grande Avenue, Jacksonville, Florida               32254
(Address of principal executive offices)               (zip code)

      Waste Technology Corp. Profit Sharing Plan, as Amended
                   including Agreement of Trust
                        Full Title of Plan

                  Mr. Ted C. Flood, President
                     Waste Technology Corp.
5400 Rio Grande Avenue, Jacksonville, Florida  32254
       (Name and address of agent for service)

                         (904) 355-5558
  (Telephone number, including area code, of Agent for Service)



                 CALCULATION OF REGISTRATION FEE


Title of Class    Amount To Be  Proposed        Proposed        Amount of
of Securities     Registered(1) Maximum Price   Maximum         Fee
To Be                           per Share(2)    Offering Price
Registered

Common              373,997      $3.40625        $1,273,928      $440.00
Stock, $.01
par value

- --------------
(1) This registration statement covers 373,997 shares which may be issued under the Waste Technology Corp. Profit Sharing Plan, as amended.

(2) Estimated solely for calculation of the amount of the registration fee. All shares of Common Stock are being offered by the Selling Security Holders who are not restricted as to the price or prices at which such securities may be sold. It is anticipated that such securities will be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of $3.3125 per share and $3.50 per share, the bid and asked prices of the Company's Common Stock on June 20, 1995 as reported by the Nasdaq Stock Market.

                             Part I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     The documents containing the information relating to the Waste Technology Corp. Profit Sharing Plan, as amended, and the Agreement of Trust which are not being filed as part of this Registration Statement on Form S-8 (the "Registration Statement"), and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will be sent or given to the participants by the Registrant as specified by Rule 428 (b)(1) of the Securities Act.


Item 2. Registration Information and Employee Plan Annual Information

     As required by this Item, the Registrant shall provide to the participants a written statement advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement shall include the address listing the title or department and telephone number to which the request is to be directed.

                             PART II
                   INFORMATION REQUIRED IN THE
                      REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed by the Company with the Commission (File No. 0-14443) are incorporated in this Registration Statement by reference to the:

     (a) Annual Report on Form 10-KSB, with exhibits, for the fiscal year ended October 31, 1994;

     (b) Quarterly Report on Form 10-QSB for the period ended January 31, 1995;

     (c) Quarterly Report on form 10-QSB for the period ended April 30, 1995;
and

     (d) the description of the class of common stock registered under Section 12 of the Securities Exchange Act of 1934 contained in Registration Statement on Form 8A, effective June 21, 1986.

     Any and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or l5(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this Registration

Statement.


Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Conflicts of Interest

     Morton S. Robson is a director of both the Company and its majority-owned subsidiary, International Baler Corp. ("IBC"). Conflicts of interest may arise for Mr. Robson in transactions between the Company and IBC. Additionally, counsel to the Company is Robson & Miller, of which Mr. Robson is the senior partner. Conflicts of interests may arise as the result of such relationship.

     Legal Services

     The law firm of Robson & Miller has provided legal services for the Company and its subsidiaries. Morton S. Robson, the Executive Vice President, Secretary and a Director of the Company is a partner of Robson & Miller, general counsel to the Company. During the fiscal year ended December 31, 1994 ("Fiscal 1994"), Robson & Miller received $60,000 from Waste Tech and from IBC $12,174 as payment for legal services rendered. As of the end of Fiscal 1994 accrued but unpaid legal fees due to Robson & Miller from Waste Tech amounted to $425,051. During Fiscal 1994 Robson & Miller was granted an option to purchase 250,000 shares at $1.00 per share for a five year period, in consideration of forbearing collection of past due legal fees.

      Loans to Officers and Directors

     As of Fiscal 1994 Morton S. Robson, the Company's Executive Vice President and Secretary and a Director and corporate counsel, was indebted to the Company. The transaction giving rise to the obligations owed to the Company by Mr. Robson is described below.

     On April 12, 1990, four individuals, including Leslie N. Erber, then Chairman of the Board and President of the Company, and Morton S. Robson entered into an agreement with a group of dissident shareholders to purchase an aggregate of 294,182 shares at a purchase price of $4.00 per share. Mr. Erber and Mr. Robson each purchased 134,951 shares of stock. Such number of shares and purchase price have been adjusted to reflect the one for four (1:4) reverse stock split effected on November

13, 1991. The dissidents had previously filed Forms 14B with the Commission indicating their intention of seeking control of the Company through the solicitation of consents from shareholders to a reduction in the number of directors and the replacement of the present directors with directors nominated by the dissident group. As part of the agreement to purchase the shares, the dissident shareholders who were selling their shares agreed that, for a period of ten years, they would not seek to obtain control of the Company or solicit proxies in opposition to the Board of Directors on any matter.

     Messrs. Erber and Robson and the two other persons borrowed the aggregate amount of $1,244,328 from the Company in 1990 and 1991 to purchase these shares. Most of the loan (91.5%) was made in equal amounts to the President and the Secretary. Those advances were secured by a lien on the 294,182 shares of Common Stock. In addition, Mr. Erber agreed to transfer to the Company as additional collateral, 156,000 shares of stock of the Company. Approximately one-half of this sum was advanced on April 12, 1990 and the balance during 1991. In April 1990, promissory notes evidencing the first half of the funds were executed by these persons bearing interest at the rate of 9% per annum and payable in three annual installments commencing on April 12, 1991. Thereafter, independent members of The Company's Board of Directors unanimously extended the payment due date of each payment for one (1) year. New promissory notes to The Company were thereafter executed for the full amount of the advance, payable in three annual installments commencing April 12, 1992. The notes were secured by a lien on all of these shares which were acquired. In June 1992, $200,000 of the principal amount of these loans was repaid to the Company through a sale of 100,000 of the acquired shares at $2.00 per share. Payment of the remainder of the principal due in 1993 and 1994, together with the accrued interest, was deferred for one year by the Company's Board of Directors, and subsequently deferred again until 1995 and 1996.

     Thereafter, Mr. Erber, in connection with his termination as President of the Company, turned in all of his stock in to the Company and IBC in full satisfaction of his obligation of $698,527. Mr. Robson still owes the Company $448,364 together with accrued interest. As of the end of fiscal 1994, the Company owed Mr. Robson's law firm $425,051. The largest aggregate outstanding loan balance of Mr. Robson during the past two (2) fiscal years was $622,655.

     Beneficial Ownership of Shares

     Morton S. Robson, the senior partner of Robson & Miller, beneficially owns an aggregate of 305,927 of common stock of the Company. Such holdings are allocated as follows: 50,727 shares are held directly; 1,200 shares are held as custodian for his minor son; 3,500 shares are held by Robson & Miller, of which Mr. Robson is the senior partner; 500 shares are held by the Robson & Miller pension plan; and options to purchase 250,000 shares are held by Robson & Miller. Such beneficial ownership does not include 44,864 shares held by Kenneth N. Miller, a partner of Mr. Robson who is the beneficial and record owner of such shares. Such beneficial ownership additionally does not include the 373,997 shares owned by The Waste Technology Corp. Employees Profit Sharing Trust ("Trust"). Messrs. Ted C. Flood and Alan Morrison, directors of the Company with Mr. Robson, are the trustees of the Trust.

Item 6. Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation provides that the Company shall indemnify, to the full extent permitted by Section 145 of the Delaware General Corporation Law, all persons whom it may indemnify pursuant to such Section

145.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or arrangements, such provisions or arrangements may be limited as the Company has been informed that it is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the Securities Act is against public policy and is therefore not enforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

10.1 Waste Technology Corp. Profit Sharing Plan including Agreement of Trust*

10.2 Amendment to Waste Technology Corp. Profit Sharing Plan dated October 31, 1993

5.1 Opinion of Robson & Miller

24.1 Consent of Coopers & Lybrand

24.2 Consent of Robson & Miller is contained in Exhibit No. 5.1

- ---------------
     *Incorporated by reference to the Company's Current Report on Form 8-K, Date of Report, June 1, 1989, (listed as exhibit no. 10.7 therein), as filed with the Commission.


Item 9. Undertakings.

     Undertakings required by Regulation S-K, Item 512(a):

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Undertaking required by Regulation S-K Item 512(b):

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Undertaking required by Regulation S-K Item 512(h):

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, offices or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly cause this registration statement to be signed on it behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 5, 1995.

                              WASTE TECHNOLOGY CORP.
                              (Registrant)

                              By: /s/ Ted C. Flood
                                  ----------------
                                  Ted C. Flood, President

     Pursuant to the requirements of the Securities and Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in their capacities and on the dates indicated.

Signature           Title                    Date


/s/ Ted C. Flood         Chief Executive          June 5, 1995
- ----------------         Officer, and Director
Ted C. Flood


/s/ Morton S. Robson     Director                 June 19, 1995
- --------------------
Morton S. Robson


/s/ Alan Morrison        Director                 June 5, 1995
- ----------------
Alan Morrison


/s/ Russell McElroy      Director                 June 5, 1995
- -------------------
Russell McElroy


/s/ Robert Roth          Director                 June 7, 1995
- ----------------
Robert Roth

/s/ William E. Nielsen   Principal                June 5, 1995
- ----------------------   Financial and
William E. Nielsen       Accounting Officer

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           EXHIBIT INDEX TO FORM S-8
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                            Waste Technology Corp.
            (Exact name of registrant as specified in its charter)

Delaware                                                            13-2842053
(State or other jurisdiction                     (I.R.S. Employer I.D. Number)
of incorporation or organization)

5400 Rio Grande Avenue, Jacksonville, Florida                              32254
(Address of principal executive offices)                              (zip code)

            Waste Technology Corp. Profit Sharing Plan, as Amended
                         including Agreement of Trust
                              Full Title of Plan

Exhibits.

5.1 Opinion of Robson & Miller

10.1 Waste Technology Corp. Profit Sharing Plan including Agreement of
     Trust*

10.2 Amendment to Waste Technology Corp. Profit Sharing Plan dated October 31, 1993

24.1 Consent of Coopers & Lybrand

24.2 Consent of Robson & Miller is contained in Exhibit No. 5.1

- -----------------------
      *Incorporated by reference to the Company's Current Report on Form 8-K, Date of Report, June 1, 1989, (listed as exhibit no. 10.7 therein), as filed with the Commission.